UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported) August 14, 2008
MYERS INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Ohio	1-8524	34-0778636

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1293 South Main Street, Akron, OH	44301

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone Number, including area code (330) 253-5592
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.
     On August 14, 2008, the Board of Directors of Myers Industries, Inc. (the “Company”) authorized management to move forward with analyzing and implementing productivity and manufacturing initiatives in the Company’s Lawn and Garden Segment. These initiatives will be undertaken over the course of the next twelve months with the goal of: (i) consolidating manufacturing and realigning capacity, (ii) improving distribution and supply chain optimization, and (iii) improving forecasting and workflow and inventory management programs, each with the intention of improving productivity and customer service.
     The Company expects to incur charges to implement the initiatives of approximately $23 to $28 million, of which approximately $14 to $17 million are expected to be non-cash charges. The Company anticipates that the initiatives, once fully implemented, will generate annualized pre-tax savings of approximately $20 million. These expenses and any savings generated will be presented in the Company’s financial statements over the next several quarters. The Company will make additional disclosure relating to the specific charges to be incurred by the Company in connection with any restructuring actions taken as part of these initiatives at the time such specific charges are determined. The full text of the press release issued in connection with this announcement is attached as Exhibit 99.1 to this Current Report on Form 8-K.
Item 9.01. Exhibit.
99.1       Press Release dated August 18, 2008.
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Myers Industries, Inc. (Registrant)

DATE August 19, 2008	By:	/s/ Donald A. Merril

Donald A. Merril
Vice President, Chief Financial Officer and Corporate Secretary

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